Exhibit 99.1

Stoke Therapeutics Appoints Ian Smith to its Board of Directors

– Mr. Smith brings significant experience in the successful development and commercialization of medicines for rare genetic diseases –

BEDFORD, Mass., September 20, 2023 – Stoke Therapeutics, Inc. (Nasdaq: STOK), a biotechnology company dedicated to addressing the underlying cause of severe diseases by upregulating protein expression with RNA-based medicines, today announced the appointment of Ian Smith to its Board of Directors effective September 19.

“Ian brings more than two decades of significant executive management experience in the life sciences industry, with a strong track record of successfully building valuable biotech businesses,” said Edward M. Kaye, M.D., Chief Executive Officer of Stoke Therapeutics. “His diverse experience in developing disease-modifying medicines for severe genetic diseases along with his deep strategic, operating and financial expertise will make him an integral resource for the Stoke team, especially as we work to advance STK-001 for Dravet syndrome into a Phase 3 program and build a global organization.”

“Stoke’s approach to targeting the underlying cause of severe diseases by upregulating protein expression represents a unique opportunity to develop first-in-class disease-modifying new medicines for many diseases that have been challenging to treat with existing approaches,” said Mr. Smith. “I am pleased to join Stoke’s Board of Directors and look forward to working with the team to help them achieve their goals. Together, I believe we have the opportunity to fundamentally change the way certain diseases are treated, starting with Dravet syndrome.”

Ian F. Smith is a director of Stoke Therapeutics. He serves as a Senior Advisor to Bain Capital Life Sciences since January 2021. Mr. Smith also serves as Executive Chair of the Board of Directors of Solid Biosciences (Nasdaq: SLDB), as a director of Foghorn Therapeutics (Nasdaq: FHTX), Alkeus Pharmaceuticals and iVexSol Inc, and formerly as a director and Executive Chair of the board of ViaCyte, Inc. (acquired September 2022). Between 2001 and 2019, Mr. Smith served as Executive Vice President and Chief Operating Officer, and Chief Financial Officer at Vertex Pharmaceuticals. He holds a B.A. with honors in accounting and finance from Manchester Metropolitan University (UK).

About Stoke Therapeutics

Stoke Therapeutics (Nasdaq: STOK), is a biotechnology company dedicated to addressing the underlying cause of severe diseases by upregulating protein expression with RNA-based medicines. Using Stoke’s proprietary TANGO (Targeted Augmentation of Nuclear Gene Output) approach, Stoke is developing antisense oligonucleotides (ASOs) to selectively restore protein levels. Stoke’s first compound, STK-001, is in clinical testing for the treatment of Dravet syndrome, a severe and progressive genetic epilepsy. Dravet syndrome is one of many diseases caused by a haploinsufficiency, in which a loss of ~50% of normal protein levels leads to disease. Stoke is pursuing the development of STK-002 for the treatment of autosomal dominant optic atrophy (ADOA), the most common inherited optic nerve disorder. Stoke’s initial focus is haploinsufficiencies and diseases of the central nervous system and the eye, although proof of concept has been demonstrated in other organs, tissues, and systems, supporting its belief in the broad potential for its proprietary approach. Stoke is headquartered in Bedford, Massachusetts with offices in Cambridge, Massachusetts. For more information, visit https://www.stoketherapeutics.com/ or follow Stoke on X @StokeTx.

Stoke Media & Investor Contacts:

Dawn Kalmar

Chief Communications Officer

dkalmar@stoketherapeutics.com

781-303-8302

Eric Rojas

Vice President, Investor Relations

IR@stoketherapeutics.com

617-312-2754